SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2016

Precious Investments, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-195306	90-0338080
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3270 Electricity Drive, Windsor Ontario, Canada	N8W 5JL
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (226) 787-5278

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.02 Termination of a Material Definitive Agreement

As previously reported, on October 1, 2015, we entered into a Memorandum of Understanding (“MOU”) with Gulf Peal Ltd. and goNumerical Ltd. (the “Consulting Firms”). The MOU is made an exhibit to our Form 8-K filed with the Securities and Exchange Commission on October 5, 2015. Under the MOU, we hoped to create and sell a cryptocurrency backed by our colored diamonds. To achieve this goal, we had engaged the Consulting Firms under the terms of the MOU to develop and help with the crowdsale of BitGem cryptocurrency.

Also, as previously reported, on October 12, 2015, we amended the MOU and entered into an Amended Memorandum of Understanding (the “Amendment”) with the Consulting Firms to clarify the details about the percentage remuneration in the sale of tokens. The Amendment is made an exhibit to our Form 8-K filed with the Securities and Exchange Commission on October 14, 2015.

On March 24, 2016, we entered into an Agreement for Transfer of Ownership with the Consulting Firms (the “Transfer Agreement”). Under the Transfer Agreement, we agreed to transfer all intellectual property rights as part of the cryptocurrency diamond market and PinkCoin projects to the Consulting Firms. In addition, we have agreed to transfer ownership and management of our subsidiary, Bitgems Assets Management Ltd., to the Consulting Firms. In exchange, the Consulting Firms have agreed to return their shares in our company acquired under the MOU and Amendment.

The foregoing description off the Transfer Agreement is qualified in its entirety by reference to the full text of the Transfer Agreement, a copy of which is filed as Exhibit 10.1, and incorporated by reference herein.

As a result of the Transfer Agreement, we have abandoned our design to engage in the cryptocurrency market backed by our colored diamonds. After launching the PinkCoin crowd sale no interest developed from buyers of cryptocurrencies. We decided that since we have limited resources we would not have enough marketing support to make the PinkCoin successful. Therefore, we decided to apply our resources to business activities that may more quickly generate revenue for our company.

As described below, Dr. Nataliya Hearn has resigned as our Chief Executive Officer and Director. As a result of her resignation, the employment agreement we entered into with her dated February 17, 2016 is terminated.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 28, 2016, Dr. Nataliya Hearn resigned as our Chief Executive Officer and Director. Dr. Hearn’s departure with our company was not the result of any disagreements with us regarding operations, policies, accounting practices or otherwise.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On March 28, 2016, we signed a letter of intent (the “LOI”) with Karrah Inc., an Ontario corporation (“Karrah”), and the sole shareholder of Karrah, Farrah Khan (“Khan”). Khan is the wife of our director, Kashif Khan. Pursuant to the LOI, the parties set forth their understandings in contemplation of an acquisition from Khan of all of the issued and outstanding shares of stock in Karrah, resulting in a parent subsidiary relationship. In consideration for the acquisition of Karrah, we plan to issue to Khan a three year promissory note (the “Note”) for $1,500,000, with interest at 6% per annum. Interest will be payable at maturity or from time to time at our sole discretion. We have the right to prepay the Note. The Note will be secured by the assets of Karrah.

If an acquisition agreement is consummated, we expect it to close on April 15, 2016. Karrah will undergo an audit as required by SEC rules and regulations.

Karrah has been successful in buying liquidation and closeout merchandise and supplying the same to retailers, auctioneer and collectors in Toronto and Vancouver, Canada. If acquired, we plan to scale the business by funding the acquisition of more merchandise in order to do the same business in the United States auction houses and retailers. We intend to be a manufacturer and wholesaler of fine jewelry, a wholesaler of fine pre-owned vintage watches and buyer of jewelry, watches and diamonds via liquidations, bankruptcies and estate sales. Karrah has developed relationships with brokers and agents involved in liquidation and bankruptcy for closeout merchandise. In addition, Karrah has also developed manufacturing tactics that allow it to customize Swiss watches with diamonds and gems enhancing their value. We plan to build upon these two strengths to grow our company.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by reference to the complete text of the LOI, which is filed with the Securities and Exchange Commission as Exhibit 99.1 to this Current Report on Form 8-K.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Transfer Agreement, dated March 24, 2016
99.1	Letter of Intent, dated March 28, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precious Investments, Inc.

/s/ Kashif Khan

Kashif Khan
Chief Operating Officer

Date: April 1, 2015

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